Exhibit 99.1

QWEST ANNOUNCES KEY LEADERSHIP ROLE

•                  Tom Richards Becomes Chief Operating Officer

•                  Will Oversee All Sales Organizations, Network, Marketing, Product and  IT

DENVER, July 29, 2008 – Qwest Communications International Inc. (NYSE: Q) and its Board of Directors announced that, effective today, Thomas E. Richards, currently executive vice president of Business Markets Group, will become chief operating officer. Richards, who will continue to report to Qwest Chairman and CEO Edward A. Mueller, will direct the daily operations of Business Markets Group (BMG), Mass Markets Organization (MMO), Wholesale, Network, Marketing, Product and IT.

“Tom is a proven, market-tested telecommunications veteran who brought continued focus to our BMG organization and achieved significantly improved results,” Mueller said. “Building on that success, he will focus intensely on the daily operations and continue to improve the customer experience by aligning our key sales, network, product, marketing and IT organizations.  With our new business-segment reporting structure and our focus on operating margin improvement and enhanced free-cash flow, I am confident Tom’s leadership will bring much to our seasoned team.”

Reporting to Richards will be the executive vice presidents of BMG, MMO, Wholesale, Product/IT and Network. He will continue to oversee BMG until a successor is named.

“I am pleased to assume this new and exciting role,” Richards said. “As Ed continues to drive the company’s strategies for growth, I will devote my energies to implementing those strategies throughout our sales, network, marketing, product and IT units. I look forward to partnering with Ed and the other members of the senior leadership team in this endeavor.”

Richards, who joined Qwest in 2005 as executive vice president of BMG, has more than 30 years of experience in the telecommunications industry. His telecom experience includes executive vice president of communications and information products at Ameritech, where he was responsible for network, wholesale, wireless, video, Internet, security monitoring and more. Before moving to Qwest, he served as chairman, CEO and president of Clear Communications, an international supplier of optical and digital network management software. He also held key executive positions at Bell Atlantic prior to joining Ameritech.

Richards holds a bachelor’s degree in Economics from the University of Pittsburgh and a master’s degree in Management from the Massachusetts Institute of Technology’s (MIT) Sloan School of Management, where he was an Alfred P. Sloan fellow. Richards and his wife live in Denver.

About Qwest

Qwest offers a powerful combination of award-winning broadband, video and voice solutions for residential customers, businesses and government agencies. Customers coast to coast turn to Qwest’s industry-leading national fiber optic network to meet their evolving communications and entertainment needs. Qwest employees are the driving force behind the company’s nationally recognized Spirit of Service. Qwest is a participant in Networx, the largest communications services contract in the world, to provide innovative voice, data and video services.  For more information on Qwest please visit www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information:

Media Contact

Nicholas Sweers

303-992-2085

Nicholas.Sweers@qwest.com

Investor Contact

Kurt Fawkes

800-567-7296

IR@qwest.com

Attachment for biography

Thomas E. Richards, 53, most recently was executive vice president of Business Markets Group for Qwest, a position he held since 2005. Prior to that role, he was chairman, CEO and president of Clear Communications and served in that role from 1999-2003. He served as executive vice president of communications and information products and as president of network services at Ameritech, where he worked from 1995-1999. Richards served in various executive and management roles at Bell Atlantic from 1983-1995, and began his telecommunications career at Bell of Pennsylvania in 1976. He has served on various board positions and holds a bachelor’s degree in economics from the University of Pittsburgh and a master’s degree in management from the Massachusetts Institute of Technology’s (MIT) Sloan School of Management, where he was an Alfred P. Sloan fellow.